Exhibit 1

PERSONAL AND CONFIDENTIAL

February 11, 2003

David V. Goeddel, Ph.D., Chief Executive Officer

Tularik Inc.

Two Corporate Drive

South San Francisco, CA 94010

Dear Dr. Goeddel:

We have requested that Tularik Inc. (the “Company”) furnish us certain information in connection with our evaluation (the “Evaluation”) of the business and prospects of the Company with regard to a possible transaction involving the Company (a “Transaction”). As a condition to, and in consideration of, the Company furnishing the Information (as defined in Section 9 hereof), we agree as follows:

1.    Nondisclosure of Information.  Without the prior written consent of the Company, the Information will not be used other than in connection with our Evaluation of a possible Transaction. Without the prior written consent of the Company, the Information will be kept confidential by us and will not be disclosed by us to any person or entity, other than to those of our Representatives (as defined in Section 9 hereof) who reasonably need to know the Information in connection with the Evaluation. We will (i) inform each of our Representatives receiving Information of the confidential nature of the Information and of this letter agreement and its terms, (ii) cause our Representatives to treat the Information confidentially in accordance herewith, and not to use it other than in connection with the Evaluation, and otherwise to comply herewith as if they were parties hereto, and (iii) be responsible for any disclosure or use of the Information by our Representatives (including without limitation Representatives who subsequently become former Representatives) contrary to the terms hereof, or any other breach hereof by any such Representative. Except with respect to disclosure required by law, without the prior written consent of the Company, we will not, and will cause our Representatives not to, disclose to any person (1) that the Information exists or has been made available to us, (2) that discussions are taking place concerning a possible Transaction, or that we are considering a Transaction, or (3) any other facts with respect to any discussions between us and the Company, or any Transaction. Likewise, except with respect to disclosure required by law, without our prior written consent, the Company will not, and will cause its Representatives not to, disclose to any person (1) that the Information has been made available to us, (2) that discussions are taking place concerning a possible Transaction, or (3) any other facts with respect to any discussions between us and the Company, or any Transaction.

2.    Disclosure Compelled by Legal Proceedings or Process.  This Section 2 shall apply only with respect to Information requested or required to be disclosed by law, regulation, stock exchange rule or as part of any legal proceedings or subpoena, civil investigative demand or other similar legal process. If we or any of our Representatives are requested to disclose any Information, we will promptly notify the Company to permit the Company to seek a protective order or take other action which the Company in its sole discretion deems appropriate. We will also cooperate in the Company’s efforts to obtain a protective order

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February 11, 2003

or other reasonable assurance that confidential treatment will be accorded the Information. If, in the absence of a protective order, we or any of our Representatives are, in the opinion of our counsel, compelled as a matter of law to disclose the Information pursuant to any law, regulation or stock exchange rule or in any proceeding or pursuant to legal process, we may disclose to the party compelling disclosure only the part of the Information as is required by law to be disclosed (in which case, prior to such disclosure, we will advise and consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure) and we will use our reasonable best efforts to obtain confidential treatment therefor.

3.    Treatment of Information.  We will keep a record in reasonable detail of the Information furnished to us and of the location of the Information. As soon as possible upon the Company’s written request or upon the termination of the Evaluation by us or the Company, we and our Representatives will return to the Company (or, at our option, destroy) all tangible Information that has been provided to us and any copies thereof, and will destroy (or, at our option, return to the Company) all Information prepared by us or our Representatives; provided that we may keep one copy of the Information (including Information prepared by us or our Representatives) for our legal files for the sole purpose of ensuring compliance with the obligations contained herein. Such destruction (or return) will be confirmed by us in writing to the Company. Without limiting the Company’s rights or remedies with respect to any failure to comply with the foregoing, any Information not so destroyed (or returned) will remain subject to this letter agreement.

4.    Exceptions.  This letter agreement will not apply to all or any such portions of the Information that (a) are or become generally available to the public other than through any action or omission by us or our Representatives, (b) are or become available to us on a non-confidential basis from a source, other than the Company or its Representatives, which to our knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to us by a contractual, legal or fiduciary obligation, (c) we already possess, predating receipt thereof from the Company, provided such Information is not already the subject of a non-disclosure or confidentiality agreement between us and the Company, (d) are independently developed by us or our Representatives without reference to the Information or (e) are required by law to be disclosed.

5.    No Warranty of Accuracy.  We understand that the Company will endeavor to include in the Information materials it believes to be relevant for the Evaluation, but we acknowledge that neither the Company nor any Company Representative, except as may be provided in a Definitive Agreement (as defined in Section 7 hereof), has made or makes any representation or warranty as to the accuracy or completeness of any Information. We agree that neither the Company nor any of its Representatives will have, except as may be provided in a Definitive Agreement, any liability to us or our Representatives resulting from the use of the Information by us or any of our Representatives.

6.    Certain Actions.  (a) During the course of the Evaluation, neither we nor our Representatives will, without authorization from the Company or any of its authorized Representatives, initiate contact with any director, officer or employee of the Company, other than the Chief Executive Officer of the Company, for purposes relating to the Evaluation. The foregoing shall not prohibit contact unrelated to the Evaluation made in the ordinary course of

Tularik Inc.

February 11, 2003

business or contacts made to designated Representatives of the Company. If the Evaluation is terminated by us or by the Company, we and our Representatives will cease all such contacts made for purposes of the Evaluation (other than contacts with the Chief Executive Officer of the Company), whether or not previously authorized, until the end of the Standstill Period.

(b) Except as previously disclosed by us to the Company in writing, we do not beneficially own any securities entitled to be voted generally in the election of directors of the Company or any direct or indirect options or other rights to acquire any such securities (“Voting Securities”). We agree that for a period of two years from the date of this letter agreement (the “Standstill Period”), except pursuant to the terms of a specific written request from the Company, or except as otherwise approved by the Company’s Board of Directors, neither we, nor any of our Representatives as a principal, will (or will assist or encourage others to) (1) propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, any form of business combination, acquisition, restructuring, recapitalization or other transaction relating to the Company or any majority-owned affiliate thereof, (2) publicly make or announce, or otherwise disclose an intent to propose, any demand, request or proposal to amend, waive or terminate any provision of this letter agreement, (3) acquire, or offer, propose, seek or agree to acquire, by purchase or otherwise, ownership (including as a beneficial owner) of any Voting Securities or other securities, assets or businesses of the Company or any of its majority-owned affiliates, or any options or other rights to acquire any such ownership from a third party or otherwise, (4) make, or in any way participate in, any solicitation of proxies with respect to any Voting Securities (including by the execution of action by written consent) or take any similar action with respect to any Voting Securities, become a participant in any election contest with respect to the Company, seek to advise or influence any person with respect to any Voting Securities, or demand a copy of the Company’s list of its stockholders or other books and records, (5) participate in or encourage the formation of any group which owns or seeks or offers to acquire beneficial ownership of any Voting Securities or which seeks to affect control of the Company or for the purpose of circumventing any provision of this subsection 6(b), (6) otherwise act, alone or in concert with others (including by providing financing for another person), to seek, offer or propose to control or influence, in any manner, the management, Board of Directors or policies of the Company, (7) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or (8) disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding any of the above restrictions, nothing shall prohibit the purchase, holding and/or sale by us of less than 5% of the Voting Securities and/or other relationships between the Company and us in the ordinary course of business (i.e. licensing and other comparable transactions).

Notwithstanding any of the above restrictions, if the Company has entered or enters into a confidentiality agreement with a third party for the purpose of enabling such third party to evaluate and negotiate a possible negotiated business combination transaction with the Company, and (i) the standstill period set forth in such confidentiality agreement (during which the applicable standstill restrictions set forth in such confidentiality agreement remain in effect) is shorter than the Standstill Period, then the Company will enter into an amendment to this letter agreement pursuant to which the Standstill Period will conform to the standstill period contained

Tularik Inc.

February 11, 2003

in such confidentiality agreement; or (ii) such confidentiality agreement does not contain standstill restrictions comparable to those contained in this Section 6(b) (in other words, such confidentiality agreement contains no such provisions or contains provisions less restrictive than those contained in this Section 6(b) or contains a provision suspending or terminating the standstill restrictions under certain specified circumstances), then the Company will enter into an amendment to this letter agreement pursuant to which the standstill provisions contained in this Section 6(b) will be modified to be comparable to the standstill restrictions contained in such confidentiality agreement (or deleted if such confidentiality agreement does not contain any standstill restrictions) or a provision comparable to such suspension or termination provision will be added to this letter agreement, as the case may be.

In the event that the Board of Directors of the Company has determined to sell or seek offers to purchase control of the Company in the exercise of its fiduciary duties under Delaware law in a Revlon transaction, the obligations of Section 6(b) shall terminate immediately:

a.	Upon the announcement or commencement of any proposal or offer to acquire more than 20% of the outstanding Voting Securities.
b.	Upon any acquisition or proposed acquisition of more than 20% of the outstanding Voting Securities.
c.	Upon the proposal, disclosure or initiation of any transaction of the type described in Section 6(b)(1).

Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the restrictions set forth in Section 6(b) shall not apply to any transaction between Amgen Inc. or its affiliates and ZKB Pharma Vision AG, Zurich Cantonalbank and/or any of their affiliates (each, a “Selling Stockholder”). During the Standstill Period, we will notify the Company in the event we make any written proposal to a Selling Stockholder to purchase Voting Securities.

7.    Certain Obligations Only in Definitive Agreement.  No agreement providing for any Transaction will be deemed to exist unless and until a definitive agreement therefor has been executed and delivered by the Company, us or one or more of our affiliates, and each of the other parties thereto (a “Definitive Agreement”). Unless and until a Definitive Agreement has been so executed and delivered, neither party or any of its Representatives has any legal obligation of any kind to the other party or its Representatives with respect to any Transaction, whether because of this letter agreement or any other written or oral expression with respect to any Transaction or otherwise, except, in the case of this letter agreement, for the matters specifically agreed to herein. The Company and its Representatives will be free to conduct the process for any Transaction as they in their sole discretion determine (including without limitation changing any procedures relating to a Transaction, or negotiating with and entering into a Definitive Agreement with any other person, without in any such case prior notice to us or any other person). We acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by us or our Representatives with regard to a Transaction, and to terminate discussions and negotiations with us at any time and for any or no reason.

8.    General Provisions.  No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other

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February 11, 2003

or further exercise thereof or the exercise of any other right. No document or other action purporting to have been signed on behalf of or to bind the Company will be operative for purposes of this letter agreement unless it is in writing and is signed by the President or Chief Executive Officer of the Company while such persons were still in office. This letter agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Money damages would not be a sufficient remedy for any violation of the terms of this letter agreement and, accordingly, the Company will be entitled to seek specific performance and injunctive relief as remedies for any violation, in addition to all other remedies available at law or equity. If a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by us or our Representatives, then we will reimburse the Company for its reasonable costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation or otherwise in connection with asserting or enforcing its rights in respect of such breach. Each party consents to personal jurisdiction in any action brought in any federal or state court within the State of California having subject matter jurisdiction in the matter for purposes of any action arising out of this letter agreement. This letter agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof. This letter agreement contains the entire agreement between us and the Company concerning the subject matter hereof. Section headings herein contained shall be disregarded in the construction and interpretation hereof.

9.    Certain Definitions.  For purposes of this letter agreement, (a) the term “Definitive Agreement” does not include a non-binding letter of intent or any other preliminary written agreement, whether or not executed, nor does it include any actual or purported written or oral acceptance of any offer or bid, (b) the terms or phrases “affiliate,” “beneficial owner,” “election contest,” “equity security,” “group,” “participant,” “person,” “proxy,” “security,” and “solicitation” (and the plurals thereof) will be ascribed the meaning of such terms under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (c) as used in Section 6 hereof, the term “we,” “us,” and “our” includes Amgen Inc. and its affiliates, (d) the term “Information” means all confidential or proprietary information about the Company or any of its affiliates (whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise) that is or has been furnished to us or any of our Representatives by the Company, any of its affiliates, or any of their respective Representatives, together with all written or electronically stored documentation prepared by us or our Representatives based on or reflecting, in whole or in part, such information, and (e) the term “Representatives”, as to any person, means any of such person’s affiliates, and its and their respective directors, officers, employees, representatives (including, without limitation, attorneys, accountants and financial and other advisers) or agents.

10.    Term.  This letter agreement shall cover Information disclosed from the date hereof to July 1, 2003 and this letter agreement shall terminate on such date (or such earlier date, if any, that the Information is returned or destroyed pursuant to Section 3) but the obligations applicable to the Information shall survive and continue in full force and effect for a period of five (5) years from the date hereof and the obligations set forth in Section 6 shall survive and continue in full force and effect for the period set forth therein.

Tularik Inc.

February 11, 2003

Please sign and return one copy of this letter agreement to evidence your acceptance of and agreement to the foregoing, whereupon this letter agreement will become the binding obligation of each of the undersigned.

AMGEN INC.

By: /s/ Scott J. Foraker

Name: Scott J. Foraker

Title: Vice President, Licensing

Accepted and agreed to as of

the date first above written:

TULARIK INC.

By: /s/ David V. Goeddel

Name: David V. Goeddel

Title: Chief Executive Officer

PERSONAL AND CONFIDENTIAL

May 21, 2003

David V. Goeddel, Ph.D., Chief Executive Officer

Tularik Inc.

Two Corporate Drive

South San Francisco, CA 94010

Dear Dr. Goeddel:

Reference is made to the letter agreement dated February 11, 2003 (the “Confidentiality Agreement”) between Amgen Inc. (“Amgen”) and Tularik Inc. (the “Company”). This letter amendment hereby amends the Confidentiality Agreement to provide that the prohibitions, restrictions and other terms and conditions contained in Section 6 of the Confidentiality Agreement shall not apply to any acquisition by Amgen of any securities of the Company pursuant to that certain Stock Purchase Agreement dated as of the date hereof by and between the Company and Amgen.

Except as otherwise expressly set forth in this letter amendment, no other terms or provisions of the Confidentiality Agreement are modified or amended.

Please sign and return one copy of this letter amendment to evidence your acceptance of and agreement to the foregoing, whereupon this letter amendment will become the binding obligation of each of the undersigned.

AMGEN INC.

By: /s/ Scott J. Foraker
Name: Scott J. Foraker Title: Vice President, Licensing

Accepted and agreed to as of

the date first above written:

TULARIK INC.

By:	/s/ David V. Goeddel
Name: David V. Goeddel Title: Chief Executive Officer